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EXHIBITS

99.1 Press Release


       (BW) (RDM-SPORTS) (RDM) - RDM SPORTS GROUP, INC. COMPLETES LOAN
                  FACILITY TOTALING APPROXIMATELY $100 MILLION

ATLANTA, GEORGIA -- (BUSINESS WIRE) -- June 20, 1997 --


        RDM SPORTS GROUP, INC. (NYSE: RDM) announced the consummation of a four-year $100 Million revolving credit facility with Foothill Capital Corporation. Part of the proceeds from this Facility will be used to refinance the present loan with Bank of America Credit Corporation and the remaining funds will be for working capital purposes.

        In announcing the facility, James Marden, RDM's President and COO, said that "The financing package arranged and led by Foothill provides the Company with the capital necessary to fulfill its commitment to its customers and serves as the foundation for a return to profitability and future growth."

        The Company also announced that it has accepted the resignation of Henry Fong as a Director, Chairman of the Board and Chief Executive Officer of RDM. James Rand, a present Director of the Company, was elected as the Chairman of the Board and Chief Executive Officer to succeed Mr. Fong.

        Marden noted that Mr. Fong has directed the operations, expansion and financing of the Company for the past ten years and will be missed by RDM Sports. Mr. Marden went on to say that the Company is looking forward to the leadership of James Rand, a key director of the Company for the past four years, who has extensive knowledge of our business and will be invaluable in charting the Company's future direction.

        RDM Sports Group, Inc. is a leading producer of fitness equipment and is a leading producer and distributor of toys and team sport equipment. The trademarks or brands under which RDM sells include Flexible Flyer, Reebok, Healthmaster, Vitamaster, MacGregor, DP, Hutch, Reach and Forster.